Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-1 No. 333-250186) of IDEX Biometrics ASA, and

(2)

Registration Statement (Form S-8 No. 333-254083) pertaining to the IDEX Biometrics ASA 2020 Subscription Rights Incentive Plan and the IDEX Biometrics ASA 2020 Employee Share Purchase Plan, of IDEX Biometrics ASA;

of our report dated April 23, 2021, with respect to the consolidated financial statements of IDEX Biometrics ASA included in this Annual Report (Form 20-F) of IDEX Biometrics ASA for the year ended December 31, 2020.

/s/ Ernst & Young AS

Oslo, Norway

April 23, 2021